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                                                                      EXHIBIT 12

                           THE B.F. GOODRICH COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In millions, except for ratios)

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
                                                                  YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------
                                                   1997        1996        1995        1994        1993
                                                  ------      ------      ------      ------      ------
COMPUTATION OF EARNINGS:
  Income (loss) from continuing operations
    before income taxes, QUIP distributions
    and cum. eff. of change in accounting method  $217.8      $194.4      $157.2      $102.9     ($36.2)
  Add (Deduct):
    Interest expense, net of capitalized
      interest                                      77.0       101.2       111.5       106.9       99.5
    Amortization of interest previously
      capitalized                                    1.5         1.3         1.4         1.3        1.0
    Portion of rent expense representative
      of an interest factor                         10.0        10.4        10.5        10.1       11.5
                                                  ------      ------      ------      ------     ------
EARNINGS                                          $306.3      $307.3      $280.6      $221.2      $75.8
                                                  ======      ======      ======      ======     ======
COMPUTATION OF FIXED CHARGES:
  Interest expense, net of capitalized
    interest                                       $77.0      $101.2      $111.5      $106.9      $99.5
  Distributions on quarterly income
    preferred securities                            10.5        10.5         5.1
  Portion of rent expense representative
    of an interest factor                           10.0        10.4        10.5        10.1       11.5
  Capitalized interest                               5.3         6.7         2.7         1.0        6.9
                                                  ------      ------      ------      ------     ------
FIXED CHARGES                                     $102.8      $128.8      $129.8      $118.0     $117.9
                                                  ======      ======      ======      ======     ======
RATIO OF EARNINGS TO FIXED CHARGES                  2.98        2.39        2.16        1.87        (A)
                                                  ------      ------      ------      ------
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(A) Earnings did not cover fixed charges in 1993 by $42.1 million.